Exhibit 10.29

Sonus Networks, Inc.

7 Technology Park Drive, Westford MA 01886

December 28, 2007

Mr. Wayne Pastore

Dear Wayne:

I am pleased to provide you with the terms and conditions of our offer of employment to you by Sonus Networks, Inc. (the “Company”). This offer is contingent upon the satisfactory completion of a background check and references.

1.             Position. Your initial position will be Director, Business Process Improvement, reporting to Rick Gaynor. In addition to performing duties and responsibilities associated with the position of Director, Business Process Improvement from time to time the Company may assign you other duties and responsibilities.

As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2.             Starting Date/Nature of Relationship. It is expected that your employment will start on or within 1 week from February 4, 2008. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Employment at Sonus Networks, Inc. is considered “at will” and either you or the Company may terminate the employment relationship at any time and for any reason.

3.             Compensation.

(a)                                  Your initial salary will be at the rate of $8,750.00 paid twice monthly, annualized at $210,000.00. You will be eligible to participate in a Bonus Program for 2008 with a target of 20% of annual base salary. Objectives will be agreed upon between you and your manager within the first ninety days of your employment.

(b)                                 You will be granted an option to purchase 100,000 shares of common stock under the Company’s Incentive Stock Plan, subject to the terms of the Plan and requisite corporate approval. The stock options will be priced on the first 15th of the month following your start date.

4.             Employment Eligibility. In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identity and employment eligibility. Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present documents in accordance with this form.

5.             Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees in accordance with Company policy as in effect from time to time. Company benefits include group health, life and dental insurance, and liberal holidays, vacation and 401K programs. All employees begin accruing three (3) weeks of vacation upon date of hire. The Company is committed to providing a healthy work environment for every employee. Therefore, we provide a smoke free environment and require all employees to comply.

The Company retains the right to change, add or cease any particular benefit.

6.             Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Noncompetition and Confidentiality Agreement. Two copies of this agreement are sent with this offer letter. Both copies must be signed and returned to the Company prior to the first day of employment.

7.             General.

(a)                                  This letter will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)                                 This letter shall be governed by the law of the Commonwealth of Massachusetts.

(c)                                  Sonus Networks is an equal opportunity employer.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance by December 28, 2007. Please send your signed letter to the company, or via e-mail to Nancy Forte at nforte@sonusnet.com which execution will evidence your agreement with the terms and conditions set forth herein and therein. You may retain the enclosed copy of this letter for your records. We are enthusiastic about you joining us, and believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives.

Very truly yours,

/s/ Kathleen Harris
Kathleen Harris
Vice President, Human Resources